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                                                                   EXHIBIT 11

                    SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
         Computation of Dilution (Anti-dilution) of Earnings Per Share
                    Resulting from Common Stock Equivalents
            Years ended December 31, 1993, 1992, 1991, 1990 and 1989

                   (Thousands of dollars, except share data)

       The following calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by Opinion No. 15 of the Accounting Principles Board as it results in dilution of less than 3%, or is anti-dilutive:

                                              1993          1992          1991          1990          1989
                                           ------------------------------------------------------------------

   Net earnings (loss)(a) .............    $  (30,995)   $  (20,409)   $    6,602    $  (11,461)   $   14,209
                                           ==================================================================
   Weighted average number of shares
     outstanding during year ..........     5,105,706     5,097,994     5,073,798     5,026,372     5,003,947
   Weighted average of maximum shares
     subject to exercise under
     outstanding stock options at
     December 31 ......................       271,679       190,533       265,823       156,308       225,304
                                           ------------------------------------------------------------------
                                            5,377,385     5,288,527     5,339,621     5,182,680     5,229,251
   Less treasury shares assumed
     purchased with proceeds from
     assumed exercise of outstanding
     options(b) .......................       239,832       169,065       208,413       103,133       120,289
                                           ------------------------------------------------------------------
   Weighted average number of common
     shares and equivalent common
     shares outstanding after assumed
     exercise of options ..............     5,137,553     5,119,462     5,131,208     5,079,547     5,108,962
   Pro forma earnings (loss) per share
     based on above assumptions(c) ....    $    (6.03)   $    (3.99)   $     1.29    $    (2.26)   $     2.78
                                           ==================================================================
   Earnings (loss) per share as
     reported .........................    $    (6.07)   $    (4.00)   $     1.30    $    (2.28)   $     2.84
                                           ==================================================================



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   (a) Earnings have been charged with maximum compensation expense relating to outstanding nonqualified stock options.
   (b) All options are exercisable under a nonqualified plan. The proceeds from assumed exercise of options, aggregate $6,199 in 1993, $4,467 in 1992, $6,870 in 1991, $3,363 in 1990, $6,099 in 1989; the proceeds and number of treasury shares assumed purchased were determined on the most likely exercise assumptions.
   (c) Pro forma earnings (loss) per share assuming full dilution are not presented separately since there would be no additional dilutive effect, or the effect would be anti-dilutive.
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